[Form of Legal Opinion and Consent]


                                                     [Date]


Equitable Variable Life Insurance Company
787 Seventh Avenue
New York, NY 10019

Dear Sirs:

         This opinion is furnished in connection with the filing of a Registration Statement on Form S-6, File No. [ ] ("Registration Statement") of Separate Account FP ("Separate Account FP") of Equitable Variable Life Insurance Company ("Equitable Variable"). The Registration Statement covers an indefinite number of units of interest in Separate Account FP ("Units") under Incentive Life Protector (policy form No. 96-400) an individual flexible premium variable life insurance policy issued by Equitable Variable ("Policy"). Net premiums received under the Policies are allocated by Equitable Variable to Separate Account FP to the extent directed by owners of the Policies. Net premiums under other variable life insurance policies issued by Equitable Variable may also be allocated to Separate Account FP.

         The Policies are designed to provide life insurance protection and are to be offered in the manner described in the Prospectus included in the Registration Statement. The Policies will be sold only in jurisdictions authorizing such sales.

         I have examined all such corporate records of Equitable Variable and such other documents and laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

         1. Equitable Variable is a corporation duly organized and validly existing under the laws of the State of New York.

         2. Separate Account FP was duly established and is maintained by Equitable Variable pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account FP, are, in accordance with the Policies, credited to or charged against Separate Account FP without regard to other income, gains or losses of Equitable Variable.

         3. Assets allocated to Separate Account FP will be owned by Equitable Variable; Equitable Variable is not a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account FP equal to the reserves and other Policy liabilities with respect to Separate Account FP will not be chargeable with liabilities arising out of any other business Equitable Variable may conduct. Equitable Variable reserves the right to transfer assets of Separate Account FP in excess of such reserves and other Policy liabilities to the general account of Equitable Variable.

         4. When issued and sold as described above, the Policies (including any Units duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of Equitable Variable in accordance with their terms.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



37739-1